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                                  Exhibit 11
                                ADE CORPORATION
           Statements Regarding Computation of Net Income Per Share

                     (In thousands, except per share data)

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

                                                             Three months ended
                                                                  July 31,
                                                           ---------------------
                                                                 1997   1996
                                                                 (unaudited)
Net income                                                      $3,883  $2,548
                                                                ======  ======
Weighted average common and common
  equivalent shares outstanding:

          a. Shares attributable to common stock outstanding     8,617   8,443

          b. Shares attributable to common stock options
                pursuant to APB 15                                 507     421

Weighted average common and common
  equivalent shares outstanding                                  9,124   8,864
                                                                ======  ======

Net income per share                                            $ 0.43  $ 0.29
                                                                ======  ======
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